Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
BETWEEN ENDWAVE CORPORATION AND
COMPUTERSHARE TRUST COMPANY, N.A.
     This Amendment No. 1 to Rights Agreement (this “Amendment”) is made as of December 21, 2007, by and between Endwave Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A, successor in interest to Computershare Trust Company, Inc., as rights agent (the “Rights Agent”).
     Whereas, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 1, 2005 (the “Rights Agreement”); and
     Whereas, the Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
     Now, Therefore, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows:
     (a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or that, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding. Notwithstanding the foregoing,
          (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, or (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the date of this Agreement until such time after the date of this Agreement that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company) and shall then beneficially own more than 15% of the Common Shares outstanding;
          (B) no Person shall become an “Acquiring Person” either: (x) as the result of an acquisition of Common Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases by the Company and shall, following written notice from, or public disclosure by the Company of such share

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purchases by the Company, become the Beneficial Owner of any additional Common Shares without the prior consent of the Company and shall then beneficially own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person”; (y) as the result of the acquisition of Common Shares directly from the Company, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share purchases directly from the Company and shall, after that date, become Beneficial Owner of any additional Common Shares without the prior written consent of the Company and shall then beneficially own more than 15% of the Common Shares then outstanding, then such Person shall be deemed to be an “Acquiring Person”; or (z) if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests, as promptly as practicable (as determined in good faith by the Board of Directors), following receipt of written notice from the Company of such event, of Beneficial Ownership of a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement; provided, however, that if such Person shall again become the Beneficial Owner of 15% or more of the Common Shares then outstanding, such Person shall be deemed an “Acquiring Person,” subject to the exceptions set forth in this Section 1(a); and
          (C) a Permitted Investor, together with its Affiliates and Associates, that would be the Beneficial Owner of 15% of the Common Shares then outstanding immediately prior to the consummation of the transactions contemplated by the Stock Purchase Agreement, or would otherwise be deemed an Acquiring Person pursuant to this Section 1(a) shall not be an Acquiring Person until it, together with its Affiliates and Associates, is the beneficial owner of a number of Common Shares that is greater than the sum of (i) the number of Common Shares purchased by such Permitted Investor and its Affiliates and Associates pursuant to the Stock Purchase Agreement (as defined in the Settlement Agreement), (ii) the number of Common Shares disclosed as beneficially owned by such Permitted Investor and its Affiliates and Associates in the Schedule 13D or Schedule 13G or amendment thereto filed by such Permitted Investor or one or more of its Affiliates or Associates with the Securities and Exchange Commission most recently prior to December 21, 2007 and (iii) 100,000 Common Shares, in each case (as adjusted for stock splits, combinations, reclassifications and the like occurring after December 20, 2007).
     2. Section 1(d) of the Rights Agreement is hereby amended to delete the phrase “State of California” in its entirety and replace it with “Commonwealth of Massachusetts.”
     3. Section 1(e) of the Rights Agreement is hereby amended to delete the two references to “California” and replace each with “Massachusetts”.
     4. Section 1 of the Rights Agreement is hereby amended to add a new subsection (r) thereto, which shall read as follows:
     (r) “Permitted Investor” shall have the meaning given to such term in that certain Amended and Restated Settlement Agreement, dated as of December 20, 2007, between the Company and Arthur Steinberg, as court-appointed receiver for Wood River

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Partners, L.P. Wood River Partners Offshore, Ltd., Wood River Capital Management, L.L.C. and Wood River Associates, L.L.C. (the “Settlement Agreement”).
     5. Section 2 of the Rights Agreement is hereby amended to add the following to the end of the last sentence of such section:
“, upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent.”
     6. Section 18 of the Rights Agreement is hereby amended to delete the term “negligence” and replace it with “gross negligence”.
     7. Section 20(c) of the Rights Agreement is hereby amended to delete the term “negligence” and replace it with “gross negligence”.
     8. Section 21 of the Rights Agreement is hereby amended to add the following new sentence after the existing first sentence:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”
     9. The Rights Agreement is hereby amended to add the following new section:
“Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     10. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     11. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     12. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

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     13. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     14. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     15. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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     The parties herein have caused this Amendment to be duly executed and delivered as of the date first above written.

Endwave Corporation
By:	/s/ Edward A. Keible, Jr.
	Name:	Edward A. Keible, Jr.
	Title:	Chief Executive Officer

Computershare Trust Company, N.A.
By:	/s/ Charles V. Rossi
	Name:	Charles V. Rossi
	Title:	President

Signature Page to Rights Agreement Amendment